EXHIBIT 23.1

September 20, 2004

Kathie Lenzen
American Medical Systems
10700 Bren Road West
Minnetonka, MN 55343 USA

We have audited the financial statements of Thermatrx, Inc. as of September 30, 2003 and 2002 and for the periods then ended for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Thermatrx, Inc. in conformity with generally accepted accounting principles.

We give permission for the use of our audit reported dated November 10, 2003, except for Note 12 as to which the date is July 28, 2004, to be used in the filing of Form 8K.

Benham, Ichen & Knox, LLP

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WEBSITE: www.bikcpa.com

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